EXHIBIT 99.6

INSTRUMENT OF TRANSFER

Focus Media Holding Limited, a company organized under the laws of the Cayman Islands  (the “Transferor”), for value received, does hereby assign and transfer to Focus Media Investment Limited, a company organized under the laws of the British Virgin Islands with an address of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Transferee”), 15,331,305 common shares, par value US$0.0001 per share (the “Shares”), standing in the Transferor’s name in VisionChina Media Inc., a company organized under the laws of the Cayman Islands, to hold the same unto the Transferee. Transferor represents and warrants that (a) it has the requisite power and authority to enter into this Share Transfer Agreement and to consummate the transactions contemplated hereby and (b) it has full right, title and interest in and to the Shares.

Effective as of April 2, 2015

FOCUS MEDIA HOLDING LIMITED

By:	/s/ Jason Nanchun Jiang
Name: Jason Nanchun Jiang
Title: Director

FOCUS MEDIA INVESTMENT LIMITED

By:	/s/Kit Leong Low
Name: Kit Leong Low
Title: Director